EXHIBIT 3.11


                              AMENDED AND RESTATED
                            ARTICLES OF INCORPORATION
                                       OF
                             MOREL INDUSTRIES, INC.


                                    ARTICLE I

                                      Name

     The name of this Corporation is Morel Industries, Inc. (the "Corporation").

                                   ARTICLE II

                                  Capital Stock

     The total number of shares which the Corporation is authorized to issue is one million (1,000,000) shares of Common Stock, having a par value of $.01 per share, which shall be the only class of shares of the Corporation.

                                   ARTICLE III

                              No Preemptive Rights

     Except as may otherwise be provided by the Board of Directors, no holder of any shares of the Corporation shall have any preemptive right to purchase, subscribe for or otherwise acquire any securities of the Corporation of any class or kind now or hereafter authorized.

                                   ARTICLE IV

                               Number of Directors

     The Corporation shall have at least one director, the actual number to be prescribed in the Bylaws.

                                    ARTICLE V

                              No Cumulative Voting

     There shall be no cumulative voting of shares in the Corporation.

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                                   ARTICLE VI

               Shareholder Voting on Significant Corporate Action

     Any corporate action for which the Washington Business Corporation Act, as then in effect, would otherwise require approval by either a two-thirds vote of the shareholders of the Corporation or by a two-thirds vote of one or more voting groups shall be deemed approved by the shareholders or the respective voting group if it is approved by the affirmative vote of the holders of a majority of shares entitled to vote or, if approval by voting groups is required, by the holders of a majority of shares within each voting group entitled to vote separately. Notwithstanding this Article, effect shall be given to any other provision of these Articles that specifically requires a greater vote for approval of any particular corporate action.

                                   ARTICLE VII

                        Limitation on Director Liability

     To the fullest extent permitted by Washington law and subject to the Bylaws of the Corporation, a director of the Corporation shall not be liable to the Corporation or its shareholders for monetary damages for his or her conduct as a director. Any amendment to or repeal of this Article shall not adversely affect any right of a director of the Corporation hereunder with respect to any acts or omissions of the director occurring prior to amendment or repeal.

                                  ARTICLE VIII

                          Indemnification of Directors

     To the fullest extent permitted by its Bylaws and Washington law, the Corporation is authorized to indemnify any of its directors. The Board of Directors shall be entitled to determine the terms of indemnification, including advance of expenses, and to give effect thereto through the adoption of Bylaws, approval of agreements, or by any other manner approved by the Board of Directors. Any amendment to or repeal of this Article shall not adversely affect any right of an individual with respect to any right to indemnification arising prior to such amendment or repeal.


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                                   ARTICLE IX

                     Registered Office and Registered Agent

     A. The registered agent of the Corporation in the State of Washington is JGB Service Corporation.

     B. The street address of the registered office of the Corporation in the State of Washington is 600 University Street, Suite 3600, Seattle, Washington 98101.


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                   CONSENT TO APPOINTMENT AS REGISTERED AGENT

     The undersigned hereby consents to serve as registered agent for Morel Industries, Inc., in the State of Washington.

     DATED as of December 1, 1995.

                                       JGB Service Corporation


                                       /s/ LUCIE P. ROBITAILLE
                                       -----------------------------------------
                                       Lucie P. Robitaille
                                       Assistant Secretary
                                       600 University Street, Suite 3600
                                       Seattle, Washington  98101

                              ARTICLES OF AMENDMENT
                       OF THE ARTICLES OF INCORPORATION OF
                             MOREL INDUSTRIES, INC.


     Articles of Amendment of the Articles of Incorporation of Morel Industries, Inc., a Washington corporation, are herein executed by said corporation, pursuant to the provisions of RCW 23B.01.200 and RCW 23B.10.060, as follows:

     1. The name of the corporation is Morel Industries, Inc.

     2. The amendment to the Articles of Incorporation of this corporation deletes the language of Article I in its entirety and replaces such Article with the following language:

                                    ARTICLE I

                                      Name

     The name of this corporation is Aeromet America, Inc. (the "Corporation").

     3. No exchange, reclassification or cancellation of issued shares shall be effected by this amendment.

     4. The date of the adoption of said amendment by the Board of Directors of said corporation was September 11, 1998.

     5. The amendment to the Articles of Incorporation was duly approved by the Board of Directors in accordance with the provisions of RCW 23B.10.020, and shareholder action was not required.

     IN WITNESS WHEREOF, the undersigned has executed these Articles of Amendment in an official and authorized capacity under penalty of perjury this 11th day of September, 1998.

                                       MOREL INDUSTRIES, INC.


                                       By: /s/ SHERYL A. SYMONDS
                                           -------------------------------------
                                           Sheryl A. Symonds
                                           Its Secretary